SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2006

PORTAL SOFTWARE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-25829	77-0369737
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10200 South De Anza Boulevard

Cupertino, CA 95014

(Address, including zip code, of principal executive offices)

(408) 572-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On February 27, 2006, the Compensation Committee of the Registrant’s Board of Directors (the “Board”) approved cash bonuses of $15,000 apiece to Marc Aronson, Senior Vice President, Engineering and Larry Bercovich, Senior Vice President, General Counsel & Secretary in recognition of their significant contributions to Registrant. The cash bonuses will be paid to Messrs Aronson and Bercovich on or about March 15, 2006.

On March 1, 2006, the Registrant agreed with Mr. Stephen Zielenski, Registrant’s former Vice President of Worldwide Services, to amend his severance package as follows: Registrant has agreed to pay Mr. Zielenski a lump sum reflecting the difference between his stock option strike price and the market closing price on the date of the termination of his employment (February 9, 2006) in exchange for which Mr. Zielenski will surrender his in-the-money stock options to the Registrant. The estimated cost to Registrant for such buy-back is $51,457. Registrant has further agreed with Mr. Zielenski that if during the ninety (90) day period following his termination date any of his vested options come into the money (i.e., the market close price rises above the option exercise price) the Registrant will also buy back those options from him for a sum equal to the applicable option exercise price and the market closing price on the day that Mr. Zielenski notifies Registrant of his desire to make such election and the associated options will be surrendered to Registrant.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTAL SOFTWARE, INC.

Dated: March 3, 2006	By:	/s/ Larry Bercovich
Larry Bercovich
SVP, General Counsel & Secretary